Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-222481-01 on Form S-3 and Registration Statement No. 333-191971 on Form S-8 of our reports dated February 11, 2019, relating to the consolidated financial statements and financial statement schedules of Brixmor Property Group Inc. and Subsidiaries, and the effectiveness of Brixmor Property Group Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brixmor Property Group Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 11, 2019